SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2003

Dendreon Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30681 (Commission File Number)	22-3203193 (IRS Employer Identification No.)

3005 First Avenue Seattle, Washington (Address of Principal Executive Office)	98121 (Zip Code)

Registrant’s telephone number, including area code: (206) 256-4545

None

(Former name or former address, if change since last report)

Item 2.	Acquisition or Disposition of Assets.

On July 30, 2003, Dendreon Corporation, a Delaware corporation (“Dendreon”), acquired Corvas International, Inc., a Delaware corporation (“Corvas”), by merging Dendreon’s wholly-owned subsidiary, Seahawk Acquisition, Inc., a Delaware corporation, with and into Corvas, and then merging Corvas with and into Dendreon San Diego LLC, a Delaware limited liability company and a wholly-owned subsidiary of Dendreon. As a result of these transactions, Corvas became a wholly-owned subsidiary of Dendreon operating as a limited liability company. The acquisition was consummated pursuant to the terms of the Agreement and Plan of Merger, dated February 24, 2003, as amended, by and among Dendreon, Seahawk Acquisition, Inc., Dendreon San Diego LLC (formerly known as Charger Project LLC), and Corvas.

At the effective time of the acquisition, each outstanding share of Corvas common stock was converted into the right to receive 0.45 of a share of Dendreon common stock, with cash to be paid in lieu of fractional shares. In connection with the acquisition, Dendreon issued a total of approximately 12.4 million shares of its common stock and assumed options to purchase approximately 1.6 million shares of its common stock.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Previously reported on Form S-4 Registration Statement, as amended, Registration No. 333-104167.

(b)	Pro Forma Financial Information.

Previously reported on Form S-4 Registration Statement, as amended, Registration No. 333-104167.

(c)	Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 24, 2003, by and among Dendreon Corporation, a Delaware corporation, Seahawk Acquisition, Inc., a Delaware corporation, Charger Project LLC, a Delaware limited liability company, and Corvas International, Inc., a Delaware corporation (“Merger Agreement”) (1)

2.2	Waiver and Amendment to Merger Agreement, dated June 12, 2003, between Dendreon Corporation and Corvas International, Inc. (2)

(1)	Incorporated by reference to the registrant’s Current Report on Form 8-K, as filed on February 25, 2003.
(2)	Incorporated by reference to Amendment No. 2 to the registrant’s Registration Statement on Form S-4, Registration No. 333- 104167.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

By:	/s/ MARTIN A. SIMONETTI
Martin A. Simonetti Chief Financial Officer, Senior Vice President, Finance and Treasurer

Date: July 30, 2003